United States Steel Corporation Reports 2012 Second Quarter Results

PITTSBURGH, July 31, 2012 /PRNewswire-FirstCall/ --

  Reportable segment and Other Businesses income from operations of $330 million compared to $295 million for the first quarter
  Significantly improved European results with a return to profitability
  Net income was $101 million, or $0.62 per diluted share, compared to a first quarter loss of $219 million, or $1.52 per diluted share, which included a $399 million after-tax loss on the sale of U. S. Steel Serbia
  Second quarter shipments of 5.4 million tons and net sales of $5.0 billion
  Maintained strong liquidity position with $565 million of cash and $2.4 billion of total liquidity

United States Steel Corporation (NYSE: X) reported second quarter 2012 net income of $101 million, or $0.62 per diluted share, compared to a first quarter 2012 net loss of $219 million, or $1.52 per diluted share, and second quarter 2011 net income of $222 million, or $1.33 per diluted share. Adjusted second quarter 2012 net income was $112 million, or $0.69 per diluted share, excluding an $11 million after-tax early redemption premium on our $300 million 5.65% Senior Notes due 2013. Adjusted first quarter 2012 net income was $110 million, or $0.67 per diluted share, excluding a $399 million after-tax loss on the sale of U. S. Steel Serbia; a $58 million after-tax gain on the sale of transportation assets; and a $12 million after-tax gain on property tax settlements. Adjusted second quarter 2011 net income was $185 million, or $1.12 per diluted share, excluding $37 million of net foreign currency gains, primarily related to the accounting remeasurement of a U.S. dollar denominated intercompany loan to a European entity.

Earnings Highlights

(Dollars in millions, except per share amounts)	2Q 2012	1Q 2012	2Q 2011
Net Sales	$ 5,017	$ 5,172	$ 5,120
Segment income (loss) from operations
Flat-rolled	$ 177	$ 183	$ 374
U. S. Steel Europe	34	(34)	(18)
Tubular	103	129	31
Other Businesses	16	17	9
Total reportable segment and Other Businesses income from operations	$ 330	$ 295	$ 396
Postretirement benefit expense	(77)	(77)	(96)
Other items not allocated to segments	-	(291)	-
Income (loss) from operations	$ 253	$ (73)	$ 300
Net interest and other financial costs	82	50	13
Income tax provision	70	96	65
Net income (loss) attributable to United States Steel Corporation	$ 101	$ (219)	$ 222
-Per basic share	$ 0.70	$ (1.52)	$ 1.54
-Per diluted share	$ 0.62	$ (1.52)	$ 1.33

Commenting on results, U. S. Steel Chairman and CEO John P. Surma said, "We reported good operating results for the second quarter reflecting positive results from all three of our operating segments. Our Flat-rolled and Tubular segments had solid results considering the very fragile nature of the U.S. economic recovery. U. S. Steel Europe returned to profitability with significantly improved results but continues to be challenged by the economic situation in the region."

The company reported second quarter 2012 reportable segment and Other Businesses income from operations of $330 million, compared with income of $295 million in the first quarter of 2012 and income of $396 million in the second quarter of 2011.

For the second quarter 2012, we recorded a tax provision of $70 million on our pre-tax income of $171 million. The tax provision does not reflect any tax benefit for pre-tax losses in Canada, which is a jurisdiction where we have recorded a full valuation allowance on deferred tax assets.

As of June 30, 2012, U. S. Steel had $565 million of cash and $2.4 billion of total liquidity.

Reportable Segments and Other Businesses

Management believes segment income from operations is a key measure in evaluating company performance. U. S. Steel's reportable segments and Other Businesses had income from operations of $330 million, or $61 per ton, in the second quarter of 2012, compared with income of $295 million, or $52 per ton, in the first quarter of 2012 and income of $396 million, or $72 per ton, in the second quarter of 2011.

Flat-rolled second quarter results were comparable to the first quarter. The benefits of an $8 per ton increase in average realized prices more than offset the effects of lower shipments, which reflected the adverse effect of a large increase in flat-rolled imports. Maintenance costs increased by $40 million over the first quarter, primarily related to scheduled blast furnace and other maintenance projects. Reduced energy costs in the second quarter partially offset the increased maintenance costs.

While the economic conditions in Europe remained challenging, second quarter results for our European segment improved significantly compared to the first quarter. Average realized prices increased due to higher spot market and quarterly contract prices. Operating costs decreased in the second quarter as a result of lower raw materials and energy costs. U. S. Steel Kosice shipments and utilization rates remained in line with the first quarter as modest end user increases in demand were offset by weaker spot market sales. The restocking that drove first quarter spot market sales moderated as service centers and distributors reduced purchases to match real demand. Additionally, first quarter results included a $17 million operating loss from our former Serbian operations.

Tubular second quarter income from operations decreased compared to the first quarter. Shipments of 493 thousand tons were approximately 7 percent lower than the record levels of the first quarter as distributors rebalanced their inventory to reflect lower forecasts for drilling activity and we carried out a planned facility outage. Average realized prices of $1,706 per ton remained near first quarter levels.

Outlook

Commenting on U. S. Steel's outlook for the third quarter, Surma said, "We expect total reportable segment and Other Businesses operating results to be positive in the third quarter but below our second quarter results, reflecting the continued weakness in the North American, European and emerging market economies. Average realized prices are expected to be lower for all three operating segments with total reportable segment shipments slightly lower than the second quarter. Our Tubular segment is expected to continue its trend of solid operating profits."

We expect near break-even results for our Flat-rolled segment in the third quarter due to lower average realized prices. Proceeds are expected to be lower compared to the second quarter as spot and index-based contract prices decrease. While average realized spot prices are projected to be lower for the third quarter, spot transaction prices are expected to increase as the quarter progresses. Shipments for our Flat-rolled segment are expected to be comparable to the second quarter, as end user demand appears stable and supply chain inventories remain balanced. Operating costs are expected to be comparable to the second quarter.

We expect our European segment results to remain positive but lower than the second quarter reflecting the continued economic challenges in Europe. Average realized prices are expected to decrease compared to the second quarter as lower spot market prices carry over into the third quarter. Shipments are expected to be lower as service centers and distributors maintain a conservative buying pattern to minimize inventory and Europe enters its summer holiday period. Operating costs should be comparable to the second quarter.

We expect third quarter 2012 results for our Tubular segment to be in line with the second quarter results. Shipments are expected to be lower as end users continue to adjust their drilling plans due to economic uncertainty and concern over energy prices. Similarly, average realized prices are projected to decline as supply has outpaced demand, mainly due to a substantial increase of imported products. Operating costs are expected to decrease compared to the second quarter due to lower substrate and facility maintenance costs.

We are currently negotiating with the United Steelworkers for a new labor agreement covering most of our domestic operations. The current agreement expires on September 1, 2012. We anticipate reaching a competitive agreement without a work stoppage.

This release contains forward-looking statements with respect to market conditions, operating costs, shipments, prices, capital spending, and employee benefit costs and payments. Although we believe that we are experiencing a gradual economic recovery, there are signs of continued economic issues in Europe and U. S. Steel cannot control or predict the impact. Other more normal factors that could affect market conditions, costs, shipments and prices for both North American and European operations include: (a) foreign currency fluctuations and related activities; (b) global product demand, prices and mix; (c) global and company steel production levels; (d) plant operating performance; (e) natural gas, electricity, raw materials and transportation prices, usage and availability; (f) international trade developments, including court decisions, legislation and agency decisions on petitions and sunsets; (g) the impact of fixed prices in energy and raw materials contracts (many of which have terms of one year or longer) as compared to short-term contract and spot prices of steel products; (h) changes in environmental, tax, pension and other laws; (i) the terms of collective bargaining agreements; (j) employee strikes or other labor issues, in particular the outcome of our currently pending labor negotiations; and (k) U.S. and global economic performance and political developments. Domestic steel shipments and prices could be affected by import levels and actions taken by the U.S. Government and its agencies, including those related to CO2 emissions, climate change and shale gas development. Economic conditions and political factors in Europe and Canada that may affect U. S. Steel Europe's and U. S. Steel Canada's results include, but are not limited to: (l) taxation; (m) nationalization; (n) inflation; (o) government instability; (p) political unrest; (q) regulatory actions; and (r) quotas, tariffs, and other protectionist measures. We present adjusted net income and adjusted net income per diluted share, which are non-GAAP measures, to better enable investors and others to assess our results and compare them with our competitors without the distorting impact of items not allocated to segments. Additionally, the effect of the items not allocated to segments is not considered in the management of our business. In accordance with "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, cautionary statements identifying important factors, but not necessarily all factors, that could cause actual results to differ materially from those set forth in the forward-looking statements have been included in U. S. Steel's Annual Report on Form 10-K for the year ended December 31, 2011, and in subsequent filings for U. S. Steel.

A Consolidated Statement of Operations (Unaudited), Consolidated Cash Flow Statement (Unaudited), Condensed Consolidated Balance Sheet (Unaudited) and Preliminary Supplemental Statistics (Unaudited) for U. S. Steel are attached.

The company will conduct a conference call on second quarter earnings on Tuesday, July 31, at 3 p.m. EDT. To listen to the webcast of the conference call, visit the U. S. Steel website, www.ussteel.com, and click on "Overview" then "Current Information" under the "Investors" section.

For more information on U. S. Steel, visit our website at www.ussteel.com.

UNITED STATES STEEL CORPORATION
STATEMENT OF OPERATIONS (Unaudited)

	Quarter Ended			Six Months Ended
	June 30	March 31	June 30	June 30
(Dollars in millions)	2012	2012	2011	2012	2011

NET SALES	$ 5,017	$ 5,172	$ 5,120	$ 10,189	$ 9,984

OPERATING EXPENSES (INCOME):
Cost of sales (excludes items shown below)	4,477	4,626	4,498	9,103	9,119
Selling, general and administrative expenses	173	173	189	346	369
Depreciation, depletion and amortization	164	163	171	327	340
Income from investees	(44)	(24)	(31)	(68)	(39)
Net loss (gain) on disposal of assets	-	309	(4)	309	(10)
Other income, net	(6)	(2)	(3)	(8)	(4)

Total operating expenses	4,764	5,245	4,820	10,009	9,775

INCOME (LOSS) FROM OPERATIONS	253	(73)	300	180	209
Net interest and other financial costs (income)	82	50	13	132	(8)

INCOME (LOSS) BEFORE INCOME TAXES
AND NONCONTROLLING INTERESTS	171	(123)	287	48	217
Income tax provision	70	96	65	166	81

Net income (loss)	101	(219)	222	(118)	136
Less: Net loss attributable to the
noncontrolling interests	-	-	-	-	-
NET INCOME (LOSS) ATTRIBUTABLE TO UNITED STATES
STEEL CORPORATION	$ 101	$ (219)	$ 222	$ (118)	$ 136

COMMON STOCK DATA:

Net income (loss) per share attributable to United
States Steel Corporation shareholders:
-Basic	$ 0.70	$ (1.52)	$ 1.54	$ (0.82)	$ 0.95
-Diluted	$ 0.62	$ (1.52)	$ 1.33	$ (0.82)	$ 0.85

Weighted average shares, in thousands
-Basic	144,176	144,075	143,922	144,123	143,863
-Diluted	171,416	144,075	171,591	144,123	171,583

Dividends paid per common share	$ 0.05	$ 0.05	$ 0.05	$ 0.10	$ 0.10

UNITED STATES STEEL CORPORATION
CASH FLOW STATEMENT (Unaudited)

		Six Months Ended
		June 30
(Dollars in millions)		2012	2011

Cash (used in) provided by operating activities:
Net (loss) income		$ (118)	$ 136
Depreciation, depletion and amortization		327	340
Pensions and other postretirement benefits		(111)	55
Deferred income taxes		107	43
Net loss on disposal of assets		309	-
Working capital changes		282	(516)
Income taxes receivable/payable		22	151
Currency remeasurement loss (gain)		6	(145)
Other operating activities		37	(26)
Total		861	38

Cash (used in) provided by investing activities:
Capital expenditures(a)		(397)	(401)
Disposal of assets		133	16
Other investing activities		9	6
Total		(255)	(379)

Cash provided by (used in) financing activities:
Revolving credit facilities	- borrowings	523	1,273
	- repayments	(653)	(1,100)
Receivables Purchase Agreement payments		(380)	-
Issuance of long-term debt, net of financing costs		392	-
Repayment of long-term debt		(315)	(14)
Common stock issued		-	4
Dividends paid		(14)	(14)
Total		(447)	149

Effect of exchange rate changes on cash		(2)	7

Net increase (decrease) in cash and cash equivalents		157	(185)
Cash and cash equivalents at beginning of the year		408	578

Cash and cash equivalents at end of the period		$ 565	$ 393

(a) Excludes the change in accrued capital expenditures of $40 million for the six months ended June
    30, 2012.  The change in accrued capital expenditures was immaterial for the six months ended
    June 30, 2011.

UNITED STATES STEEL CORPORATION
CONDENSED BALANCE SHEET (Unaudited)

	June 30	Dec. 31
(Dollars in millions)	2012	2011

Cash and cash equivalents	$ 565	$ 408
Receivables, net	2,469	2,053
Receivables sold to third party conduits	-	380
Inventories	2,412	2,775
Other current assets	179	158
Total current assets	5,625	5,774
Property, plant and equipment, net	6,316	6,579
Investment and long-term receivables, net	643	683
Goodwill and intangible assets, net	2,038	2,045
Other assets	782	992

Total assets	$ 15,404	$ 16,073

Accounts payable	$ 2,030	$ 2,063
Payroll and benefits payable	1,019	1,003
Short-term debt and current maturities of long-term debt	5	20
Borrowings under Receivables Purchase Agreement	-	380
Other current liabilities	256	183
Total current liabilities	3,310	3,649
Long-term debt, less unamortized discount	3,801	3,828
Employee benefits	4,287	4,600
Other long-term liabilities	473	495
United States Steel Corporation stockholders' equity	3,532	3,500
Noncontrolling interests	1	1

Total liabilities and stockholders' equity	$ 15,404	$ 16,073

UNITED STATES STEEL CORPORATION
PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)

	Quarter Ended			Six Months Ended
	June 30	March 31	June 30	June 30
(Dollars in millions)	2012	2012	2011	2012		2011

INCOME (LOSS) FROM OPERATIONS
Flat-rolled	$ 177	$ 183	$ 374	$ 360		$ 338
U. S. Steel Europe	34	(34)	(18)	-		(23)
Tubular	103	129	31	232		63
Other Businesses	16	17	9	33		22

Reportable Segment and Other Businesses Income from Operations	330	295	396	625		400
Postretirement benefit expense	(77)	(77)	(96)	(154)		(191)
Other items not allocated to segments:
Loss on sale of U. S. Steel Serbia	-	(399)	-	(399)		-
Gain on sale of transportation assets	-	89	-	89		-
Property tax settlements	-	19	-	19		-

Total Income (Loss) from Operations	$ 253	$ (73)	$ 300	$ 180		$ 209

CAPITAL EXPENDITURES
Flat-rolled	$ 151	$ 181	$ 142	$ 332		$ 267
U. S. Steel Europe	12	2	44	14		67
Tubular	4	4	33	8		64
Other Businesses	1	2	2	3		3

Total	$ 168	$ 189	$ 221	$ 357	(a)	$ 401

(a) Capital expenditures include $40 million of changes in accrued but unpaid capital expenditures for the six months ended June 30, 2012.  Changes in the accrued but unpaid capital expenditures for the six months ended June 30, 2011 were not material.

UNITED STATES STEEL CORPORATION
PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)

	Quarter Ended			Six Months Ended
	June 30	March 31	June 30	June 30
	2012	2012	2011	2012	2011

OPERATING STATISTICS
Average realized price: ($/net ton) (a)
Flat-rolled	772	764	803	768	761
U. S. Steel Europe	767	749	930	757	870
Tubular	1,706	1,727	1,565	1,717	1,506
Steel Shipments: (a) (b)
Flat-rolled	3,986	4,092	3,936	8,078	7,890
U. S. Steel Europe	955	1,045	1,138	2,000	2,583
Tubular	493	529	424	1,022	849

Total Steel Shipments	5,434	5,666	5,498	11,100	11,322
Intersegment Shipments: (b)
Flat-rolled to Tubular	460	499	458	959	847
Raw Steel Production : (b)
Flat-rolled	4,688	5,043	4,894	9,731	9,492
U. S. Steel Europe	1,173	1,240	1,431	2,413	3,112
Raw Steel Capability Utilization: (c)
Flat-rolled	77%	83%	81%	80%	79%
U. S. Steel Europe	94%	85%	78%	89%	85%
USSK	94%	92%	83%	93%	90%

(a) Excludes intersegment shipments.
(b) Thousands of net tons.
(c) Based on annual raw steel production capability of 24.3 million net tons for Flat-rolled and
7.4 million net tons for U. S. Steel Europe (USSE). Subsequent to the sale of USSS on January 31, 2012, annual raw steel production capability for USSE is 5.0 million net tons.

CONTACT: Media, Erin DiPietro, +1-412-433-6845, or Investors/Analysts, Dan Lesnak, +1-412-433-1184